Filed pursuant to Rule 424(b)(3)
                                                          File No. 33-60945



         SUPPLEMENT DATED FEBRUARY 15, 1996 TO PROSPECTUS DATED JULY 17, 1995



         The Selling Shareholder, Microphase Laboratories, Inc. ("Microphase"), distributed to its shareholders or their affiliates the shares issued to Microphase in connection with the Company's acquisition of Microphase's assets in June 1995, and certain of such shares have been sold. All references in the Prospectus, dated July 17, 1995 to the Selling Shareholder will include each shareholder of Microphase or his or her affiliate that received shares of Common Stock of Photronics, Inc. from Microphase in such distribution. The following amends the table set forth in the section "Selling Shareholders" and sets forth certain information known to the Company regarding each Selling Shareholder's beneficial ownership of the Common Stock of Photronics, Inc. as of February 16, 1996 and after giving effect to the offering.


                               Shares                   Shares
                               Beneficially             Beneficially
                               Owned Prior      Shares  Owned
      Name and Address         to Offering        to    After Offering
      of Beneficial            --------------     be    --------------
      Owner                    Number  Percent   Sold   Number  Percent
      ----------------         ------  -------   ----   ------  -------
      Microphase
       Laboratories, Inc.      20,670    *       20,670    0      *

      Excel
       Semiconductor Inc.      35,061    *       35,061    0      *

      Edward H. Boothman       15,486    *       15,486    0      *

      Martin Boothman          27,342    *       27,342    0      *

      ----------

      *  Represents less than 1%.

         Microphase was issued 98,559 shares of Common Stock (the "Shares") in connection with the acquisition by the Company of Microphase's assets in June 1995. As part of the agreement for such acquisition, the Company agreed to register the resale of the Shares by the Microphase or its stockholders.